Exhibit 10.14

PENN VIRGINIA CORPORATION

Fourth Amended and Restated 1995 Directors’ Compensation Plan

Deferred Common Stock Unit Grant

This DEFERRED COMMON STOCK UNIT GRANT, dated as of                     , 2005 (the “Date of Grant”), is delivered by Penn Virginia Corporation (the “Company”) to                      (the “Grantee”).

RECITALS

The Fourth Amended and Restated 1995 Directors’ Compensation Plan (the “Plan”), as amended and restated effective January 1, 2005, provides for the grant of Deferred Common Stock Units (as defined in the Plan) in accordance with the terms and conditions of the Plan. The Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) has decided to grant Deferred Common Stock Units to the Grantee as an inducement for the Grantee to promote the best interests of the Company and its shareholders. A copy of the Plan is attached.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Deferred Common Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee _________ Deferred Common Stock Units. The Company will establish an Account (as defined in the Plan) in the Grantee’s name that will be credited with the number of Deferred Common Stock Units granted hereunder.

2. Share Distributions.

On each date on which the Company makes a Share Distribution, the Company will pay to the Grantee that amount equal to (x) the amount of cash or other property paid in such Share Distribution times (y) the number of Deferred Common Units granted hereunder.

3. Vesting and Non-transferability.

(a) The Grantee shall be fully vested at all times in the Deferred Common Stock Units granted hereunder.

(b) The Deferred Common Stock Units shall not be transferable unless otherwise determined by the Board.

4. Distribution of Deferred Common Stock Unit. Deferred Common Stock Units will be distributed to the Grantee on the date on which such Grantee ceases for any reason to be a member of the Board; provided that, upon the death of the Grantee, distribution shall be made to the beneficiary designated by such Grantee on Exhibit A attached hereto. If the Grantee fails to designate a beneficiary or the Grantee’s beneficiary predeceases the Grantee, distribution shall be made to the Grantee’s estate. Each Deferred Common Stock Unit shall be payable in one share of common stock of the Company.

5. Change in Control. The provisions of the Plan applicable to a Change in Control shall apply to the Deferred Common Stock Units, and upon the consummation of a Change in Control, the Shares represented by Deferred Common Stock Units credited to each Non-employee Director’s Account shall be distributed to the Grantee.

6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, (d) compliance with section 409A of the Internal Revenue Code and the applicable regulations thereunder, and (e) other requirements of applicable law. The Board shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to questions arising hereunder.

7. Withholding. The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant of the Deferred Common Stock Units or the delivery of Common Stock.

8. Requirements for Issuance or Transfer of Shares. No common stock shall be issued, transferred or delivered in connection with this Deferred Common Stock Unit Grant unless and until all legal requirements applicable to the issuance of such stock have been complied with to the satisfaction of the Board. The Board shall have the right to condition this grant or delivery of such stock on Grantee’s undertaking in writing to comply with such restrictions on the Grantee’s subsequent disposition of such shares of common stock as the Board shall deem necessary or advisable to comply with all applicable laws and regulations, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of common stock issued, transferred or delivered hereunder will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

9. No Service or Other Rights. This grant shall not confer upon the Grantee any right to be retained in the service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s service at any time. The right of the Company to terminate at will the Grantee’s service at any time for any reason is specifically reserved.

10. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflicts of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of General Counsel at Three Radnor Corporate Center, Suite 230, Radnor, PA 19087 and any notice to the Grantee shall be addressed to such Grantee at the current address known by the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Penn Virginia Corporation
Attest:

By:

I hereby accept the grant of Deferred Common Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

Grantee

Date

EXHIBIT A

PENN VIRGINIA CORPORATION

Fourth Amended and Restated 1995 Directors’ Compensation Plan

Deferred Common Stock Unit Grant

Beneficiary Designation Form

Unless I notify you in writing after the date hereof that I wish to change my beneficiary, the beneficiary to whom payment is to be made under all Deferred Common Stock Unit Grants in the event of my death prior to receipt of my entire Account balance is:

Name	Address

Unless I change my contingent beneficiary after the date hereof, the contingent beneficiary to whom payment is to be made in the event of my death prior to receipt of my entire Account, if the beneficiary listed above dies before full payment has been made, is:

Name	Address

Employee

Date: _______________________________

Receipt Acknowledged:

PENN VIRGINIA CORPORATION

By:

Title:	Date: _______________________________

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